Exhibit 99.1
Shoals Technologies Group, Inc. Reports Financial Results for Fourth Quarter and Full-Year 2020
03/15/2021

– Reports Record Revenue and Earnings for 2020 –

– Fourth Quarter Gross Margin Expands More Than 530 bps Year-Over-Year –

– Backlog at December 31, 2020 up 46% Versus Last Year –

– Provides 2021 Outlook for Continued Strong Growth –

PORTLAND, Tenn., March 15, 2021 (GLOBE NEWSWIRE) -- Shoals Technologies Group, Inc. (“Shoals” or the “Company”) (Nasdaq: SHLS), a leading provider of electrical balance of system (“EBOS”) solutions for solar, battery storage and electric vehicle charging infrastructure, today announced financial results for its fourth quarter and full year ended December 31, 2020.

“2020 was another record year for Shoals. We grew revenues 21%, expanded adjusted EBITDA margins more than 900 basis points, increased the percentage of our revenues from system solutions to 66% and successfully navigated the unique challenges created by the coronavirus pandemic. Our results reflect the tremendous efforts of our team members and the passion they have for our technology and its important role in the energy transition,” said Jason Whitaker, Chief Executive Officer of Shoals.

Mr. Whitaker continued, “Our focus for 2021 is executing on the growth strategies that we described during our initial public offering which include converting more customers to our BLA solution, broadening our product offering into complementary categories of EBOS, expanding internationally and introducing new products for EV charging infrastructure. We are on or ahead of plan for each of these initiatives. BLA is continuing to take share from conventional homerun solutions and we are on track to convert several new EPCs and developers to our system in 2021. We are on schedule to launch wire management and IV curve benchmarking products in Q2 to complement the BLA and we expect both products to begin generating revenues in Q4. We recently hired our head of EMEA sales to continue building our international sales pipeline. We are taking steps to accelerate the development of our EV infrastructure business because we see an opportunity to bring game changing innovation to that market similar to what we did in solar. As part of that effort, we hired Jeff Tolnar to head our newly formed EV infrastructure business. Jeff previously served as Chief Commercial Officer of Greenlots, a leading provider of turnkey EV charging solutions that was acquired by Shell.”

“The entire Shoals organization contributes to the Company’s success and we are proud that all of our employees became shareholders through our recent initial public offering. The energy transition is a global megatrend that is in the very early innings. We see tremendous opportunity ahead for our employees and shareholders,” concluded Mr. Whitaker.

Exhibit 99.1
Results Three Months Ended December 31, 2020
Revenues were $38.8 million, compared to $37.9 million for the prior-year period. Year-over-year growth was more modest in the fourth quarter due to extended downtime we took in December while we expanded capacity, as well as an extraordinarily strong fourth quarter of 2019.

Gross profit increased 19.0% to $14.8 million, compared to $12.5 million in the prior year period driven primarily by a higher proportion of revenue from combine-as-you-go system solutions, purchasing efficiencies from increased volumes, improved material planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs, and other manufacturing efficiencies resulting from higher production volume. Gross margin increased more than 530 bps to 38.3% from 32.9% in the prior year.

Operating expenses were $7.7 million compared to $4.3 million during the same period in the prior year primarily as a result of higher equity-based compensation, increased payroll expense due to higher headcount, and non-recurring expenses related to our IPO.

Income from operations was $7.2 million, compared to $8.1 million during the same period in the prior year.

Net income was $4.2 million, compared to $7.8 million during the same period in the prior year. Adjusted net income increased 10.6% to $11.1 million, compared to $10.1 million during the same period in the prior year.

Adjusted EBITDA increased 32.0% to $14.1 million, compared to $10.7 million for the prior-year period.

Results Full Year Ended December 31, 2020
Revenues grew 21.5% to $175.5 million in 2020, compared to $144.5 million in the prior year driven by significantly higher sales volumes as a result of increased demand for solar EBOS generally and our combine-as-you-go products specifically. The sale of system solutions represented 66% of revenues versus 51% in the prior year.

Gross profit increased 50.5% to $66.5 million in 2020, compared to $44.2 million in the prior year, primarily driven by purchasing efficiencies from increased volumes, improved material planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs and other manufacturing efficiencies resulting from higher production volumes. Gross margin increased to 37.9% from 30.6% in the prior year, in part due to changes in product mix, with sales of higher-margin products such as system solutions for combine-as-you-go EBOS increasing as a percentage of total revenues.

Operating expense was $29.3 million compared to $17.3 million in the prior year primarily as a result of higher general and administrative expense. Operating expense for the year includes $8.3 million for non-cash equity-based compensation and $2.9 million for COVID-19 related costs, as well as professional fees related to the company’s IPO and additional staffing compensation, offset by a reduction in marketing related expenses.

Exhibit 99.1

Income from operations increased 38.4% to $37.3 million, compared to $26.9 million in the prior year.

Net income grew 34.3% to $33.8 million, compared to $25.1 million in the prior year. Adjusted net income increased 66.4% to $56.3 million, compared to $33.9 million in the prior year.

Adjusted EBITDA grew 65.6% to $60.9 million, compared to $36.8 million in the prior year.

Backlog and Awarded Orders
The Company’s backlog and awarded orders at December 31, 2020 were $157 million, an increase of 46% year-over-year. The increase in backlog and awarded orders reflects continued robust demand for the company’s products from customers in the U.S.

Full Year 2021 Outlook
Based on current business conditions, business trends and other factors, for the full year 2021 ending December 31, 2021, the Company expects:
•Revenues to be in the range of $230 million to $240 million, up 31.0% to 36.7% year-over-year
•Adjusted EBITDA to be in the range of $75 million to $80 million
•Adjusted net income to be in the range of $47 to $51 million
For a reconciliation of a non-GAAP figure to the applicable GAAP figure please see page 9 of this release. These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during 2021 or other unforeseen events, including changes in global economic conditions.

Webcast and Conference Call Information
Company management will host a webcast and conference call, March 15, 2021, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.shoals.com.

The conference call can be accessed live over the phone by dialing 1-877-407-0789 (domestic) or +1-201-689-8563 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 13717191. The replay will be available until 11:59 p.m. Eastern Time on March 29, 2021. A slide presentation highlighting the Company's results and key performance indicators will also be available on the Investor Relations section of the Company's website at https://investors.shoals.com.

About Shoals Technologies Group, Inc.
Shoals Technologies Group, Inc. is a leading provider of electrical balance of system (“EBOS”) solutions for solar, battery storage and electric vehicle charging infrastructure. The Company’s

Exhibit 99.1
mission is to provide innovative products that reduce the cost of installation while improving system performance, reliability and safety. At least one Shoals’ product was used on more than half of the solar energy projects installed in the U.S. in 2020. To learn more about Shoals Technologies, please visit the company's website at https://www.shoals.com.

Investor Relations Contact
Shoals Technologies Group, Inc.
Email: investors@shoals.com
Phone: 615-323-9836

Non-GAAP Financial Information
(1) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, amortization of intangible assets and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, "non-GAAP adjustments").

Forward-Looking Statements
This report contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted Net Income
We define Adjusted EBITDA as net income plus (i) interest expense, (ii) income taxes, (iii) depreciation expense, (iv) amortization of intangibles, (v) equity-based compensation, (vi) COVID-19 expenses and (vii)

Exhibit 99.1
non-recurring and other expenses. We define Adjusted Net Income as net income plus (i) amortization of intangibles, (ii) amortization of deferred finance costs, (iii) equity-based compensation, (iv) COVID-19 expenses and (v) non-recurring and other expenses, all net of applicable income taxes.
Adjusted EBITDA and Adjusted Net Income are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted EBITDA and Adjusted Net Income because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA and Adjusted Net Income: (i) as factors in evaluating management’s performance when determining incentive compensation; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA and Adjusted Net Income to measure our compliance with certain covenants.
Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Exhibit 99.1
Shoals Parent LLC
Consolidated Balance Sheets
(in thousands)

	December 31,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$10,073	$7,082
Accounts receivable, net	27,004	27,292
Unbilled receivables	3,794	2,505
Inventory, net	15,121	8,834
Other current assets	155	798
Total Current Assets	56,147	46,511
Property, plant and equipment, net	12,763	10,947
Goodwill	50,176	50,176
Other intangible assets, net	71,988	79,973
Other assets	4,236	—
Total Assets	$195,310	$187,607
Liabilities and Members’ Equity (Deficit)
Current Liabilities
Accounts payable	$14,634	$10,383
Accrued expenses	5,967	1,264
Long-term debt—current portion	3,500	12,894
Total Current Liabilities	24,101	24,541
Revolving line of credit	20,000	—
Long-term debt, less current portion	335,332	13,160
Total Liabilities	379,433	37,701
Commitments and Contingencies
Members’ Equity	(184,123)	149,906
Total Liabilities and Members’ Equity (Deficit)	$195,310	$187,607

Exhibit 99.1
Shoals Parent LLC
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31, 2020		Year Ended December 31,

	2020	2019	2020	2019
Revenues	$38,753	$37,883	$175,518	$144,496
Cost of Revenue	23,911	25,410	108,972	100,284
Gross Profit	14,842	12,473	66,546	44,212
Operating Expenses
General and administrative expenses	5,618	2,270	21,008	9,065
Depreciation and amortization	2,068	2,061	8,262	8,217
Total Operating Expenses	7,686	4,331	29,270	17,282
Income from Operations	7,156	8,142	37,276	26,930
Interest Expense, net	(2,909)	(306)	(3,510)	(1,787)
Net Income	$4,247	$7,836	$33,766	$25,143

Earnings per Unit
Basic and Diluted	$0.03	$0.05	$0.21	$0.16
Weighted Average Number of Units
Basic and Diluted	160,279	160,279	160,279	160,279

Exhibit 99.1
Shoals Parent LLC
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,

	2020	2019	2020	2019
Cash Flows from Operating Activities
Net income	$4,247	$7,836	$33,766	$25,143
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred finance costs	320	9	351	38
Depreciation and amortization	2,388	2,325	9,405	9,163
Equity-based compensation	1,032	—	8,251	—
Provision for slow-moving inventory	(300)	401	188	301
Changes in assets and liabilities:
Accounts receivable	1,375	384	288	(473)
Unbilled receivables	4,787	(2,588)	(1,289)	(1,345)
Inventory	(3,522)	1,122	(6,475)	(694)
Other current assets	(27)	(81)	643	137
Accounts payable	3,966	(867)	4,251	4,195
Accrued expenses	1,701	(1,046)	4,703	(283)
Net Cash Provided by Operating Activities	15,967	7,495	54,082	36,182
Cash Flows Used In Investing Activities
Purchases of property, plant and equipment	(450)	(310)	(3,236)	(1,719)
Net Cash Used in Investing Activities	(450)	(310)	(3,236)	(1,719)
Cash Flows from Financing Activities
Member distributions	(364,690)	(3,711)	(376,046)	(13,989)
Proceeds from term loan facility	350,000	—	350,000	—
Debt discount and financing costs	(11,821)	—	(11,821)	—
Deferred offering costs	(3,738)	—	(3,738)	—
Proceeds from revolving credit facility	20,000	—	20,000	—
Proceeds from delayed draw term loan facility	20,000	—	20,000	—
Payments on delayed draw term loan facility	(20,000)	—	(20,000)	—
Payments on senior debt - term loan	(4,440)	(875)	(26,250)	(3,500)
Payments on senior debt - revolving line of credit	—	(2,500)	—	(12,500)
Proceeds from senior debt - revolving line of credit	—	2,500	—	2,500
Net Cash Used in Financing Activities	(14,689)	(4,586)	(47,855)	(27,489)
Net Increase in Cash and Cash Equivalents	828	2,599	2,991	6,974
Cash and Cash Equivalents—Beginning of Period	9,245	4,483	7,082	108
Cash and Cash Equivalents—End of Period	$10,073	$7,082	$10,073	$7,082

Exhibit 99.1
Shoals Parent LLC
Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(in thousands)

The following table reconciles net income to Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Year Ended December 31,

	2020	2019	2020	2019
Net income	$4,247	$7,836	$33,766	$25,143
Interest expense	2,909	306	3,510	1,787
Depreciation expense	391	329	1,420	1,179
Amortization of intangibles	1,997	1,996	7,985	7,984
Equity based compensation	1,032	—	8,251	—
COVID-19 expenses(a)	884	—	2,890	—
Non-recurring and other expenses(b)	2,633	210	3,077	686
Adjusted EBITDA	$14,093	$10,677	$60,899	$36,779

(a) Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic.
(b) Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.

The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended December 31,		Year Ended December 31,

	2020	2019	2020	2019
Net income	$4,247	$7,836	$33,766	$25,143
Amortization of intangibles	1,997	1,996	7,985	7,984
Amortization of deferred finance costs	320	9	351	38
Equity based compensation	1,032	—	8,251	—
COVID-19 expenses(a)	884	—	2,890	—
Non-recurring and other expenses(b)	2,633	210	3,077	686
Adjusted Net Income	$11,113	$10,051	$56,320	$33,851

(a) Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic.
(b) Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.